EXHIBIT 10.2

GUARANTY

This GUARANTY dated as of January 28, 2025 (this “Guaranty”) is made by BROADWIND, INC., a Delaware corporation (“Guarantor”), in favor and for the benefit of MARKETAXESS HOLDINGS INC., a Delaware corporation (“Beneficiary”), in connection with that certain Tax Credit Transfer Agreement dated as of January 28, 2025 (the “Purchase Agreement”), by and between BROADWIND HEAVY FABRICATIONS, INC., a Wisconsin corporation (“Obligor”), and Beneficiary. Each of Guarantor and Beneficiary are referred to individually herein as a “Party” and together as the “Parties.”

Guarantor is an affiliate of Obligor and will receive substantial direct and indirect benefits from the transactions contemplated by the Purchase Agreement, and has agreed to enter into this Guaranty to provide assurances for certain obligations of Obligor in connection with the Purchase Agreement and to induce Beneficiary to enter into the Purchase Agreement.

NOW, THEREFORE, in order to induce Beneficiary to enter into the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.        Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Beneficiary:

(a)    the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Obligor under or relating to the Purchase Agreement; and

(b)    all reasonable and documented costs, expenses and fees (including the reasonable fees and expenses of Beneficiary’s counsel) in any way relating to the enforcement or protection of Beneficiary’s rights hereunder ((a) and (b) collectively, the “Obligations”).

2.        Guaranty Absolute and Unconditional. Guarantor agrees that its Obligations under this Guaranty are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a)    Any illegality, invalidity or unenforceability of any Obligation or the Purchase Agreement or any related agreement or instrument, or any law, regulation, decree or order of any jurisdiction or any other event affecting any term of the Obligations.

(b)    Any change in the time, place or manner of payment or performance of, or in any other term of the Obligations, or any rescission, waiver, release, assignment, amendment or other modification of the Purchase Agreement.

(c)    Any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations.

(d)    Any default, failure or delay, willful or otherwise, in the performance of the Obligations.

(e)    Any change, restructuring or termination of the corporate structure, ownership or existence of Guarantor or Obligor or any insolvency, bankruptcy, reorganization, receivership, liquidation or other similar proceeding, voluntary or involuntary, affecting Obligor or its assets or any resulting restructuring, release or discharge of any Obligations.

(f)    Any failure of Beneficiary to disclose to Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Obligor now or hereafter known to Beneficiary, Guarantor waiving any duty of Beneficiary to disclose such information.

(g)    The failure of any other guarantor or third party to execute or deliver this Guaranty or any other guaranty or agreement, or the release or reduction of liability of Guarantor or any other guarantor or surety with respect to the Obligations.

(h)    The failure of Beneficiary to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Purchase Agreement or otherwise.

(i)    The existence of any claim, set-off, counterclaim, recoupment or other rights that Guarantor or Obligor may have against Beneficiary (other than a defense of payment or performance).

(j)    Any other circumstance (including, without limitation, any statute of limitations), act, omission or manner of administering the Purchase Agreement or any existence of or reliance on any representation by Beneficiary that might vary the risk of Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Guarantor.

3.        Certain Waivers; Acknowledgments. Guarantor further acknowledges and agrees as follows:

(a)    Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations; provided that this Guaranty shall survive beyond such date to the extent any claim made in accordance with this Guaranty prior to such date and is not resolved as of such date, in which case, as to such claim this Guaranty shall remain in full force and effect until all such claims are resolved.

(b)    This Guaranty is a guaranty of payment and performance and not of collection. Beneficiary shall not be obligated to enforce or exhaust its remedies against Obligor under the Purchase Agreement before proceeding to enforce this Guaranty.

(c)    This Guaranty is a direct guaranty and independent of the obligations of Obligor under the Purchase Agreement. Beneficiary may resort to Guarantor for payment and performance of the Obligations whether or not Beneficiary shall have resorted to any collateral therefor or shall have proceeded against Obligor or any other guarantors with respect to the Obligations. Beneficiary may, at Beneficiary’s option, proceed against Guarantor and Obligor, jointly and severally, or against Guarantor only without having obtained a judgment against Obligor.

(d)    Except as expressly provided in Section 6 of this Guaranty, Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto.

(e)    Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor.

(f)    In the event Guarantor sells, exchanges or otherwise disposes of its interest in Obligor to any person, this Guaranty shall nonetheless remain in full force and effect and shall not be released.

4.      Subrogation. Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Guaranty until all Obligations shall have been indefeasibly paid and discharged in full.

5.         Representations and Warranties. As of the date hereof, Guarantor represents and warrants to Beneficiary that:

(a)    Guarantor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization;

(b)    The execution, delivery and performance of this Guaranty: (i) are within Guarantor’s corporate powers, and have been duly authorized by all necessary actions required by Guarantor’s organizational documents; (ii) do not require any approval or consent of any member or holder of any obligations of Guarantor except such as have been duly obtained; and (iii) do not contravene any law, governmental rule, regulation or order now binding on Guarantor, or the organizational documents of Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Guarantor under, any indenture, mortgage, contract or other agreement to which Guarantor is a party or by which it or its property is bound.

(c)    This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including common law and equity) and judicial decisions which may affect the remedies provided herein.

(d)    There are no pending actions or proceedings to which Guarantor is a party, and there are no other pending or threatened actions or proceedings of which Guarantor has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean (1) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or properties of Guarantor, or (2) a material impairment of the ability of Guarantor to perform its obligations under or to remain in compliance with this Guaranty.

(e)    No consent, authorization or approval by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Guarantor of this Guaranty.

(f)    Guarantor is currently solvent and will not be rendered insolvent by providing this Guaranty.

6.       Demands and Notices. Prior to making any demand for payment or performance to Guarantor, Beneficiary shall make a demand for payment or performance in writing to the Obligor. If the Obligor does not make payment of the amount or perform the obligation in such demand within fifteen (15) days, Beneficiary shall make a demand for payment or performance in writing, stating specifically that Beneficiary is calling upon Guarantor to pay or perform under this Guaranty and stating the Obligation and amount (if applicable) that Obligor has failed to pay or perform. A demand satisfying the foregoing requirements shall be required with respect to the Obligations before Guarantor is obligated to pay or perform. All notices, requests, consents, demands and other communications hereunder (each, a “Notice”) shall be in writing and delivered to the Parties at the addresses set forth below:

If to Guarantor:	Broadwind, Inc. Attn: Finance Team 3240 S. Central Avenue Cicero, IL 60804 with a copy to: Broadwind, Inc. Attn: Legal Team 3240 S. Central Avenue Cicero, IL 60804

If to Beneficiary:	MarketAxess Holdings, Inc. 55 Hudson Yards New York, NY 10001 Attn: Legal & Compliance Department

or to such other address as may be designated by such Party in a Notice given in accordance with this section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (return receipt requested, postage prepaid). Notice given by personal delivery or mail shall be effective upon actual receipt, or, if receipt is refused or rejected, upon attempted delivery.

7.        Assignment. This Guaranty shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that Guarantor may not, without the prior written consent of Beneficiary, assign any of its rights, powers or obligations hereunder. Beneficiary may assign its interest in this Guaranty upon written notice to the Guarantor. Any attempted assignment in violation of this section shall be null and void.

8.        Governing Law; Service of Process. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE COMMENCED IN ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK. EACH PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6 HEREOF AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

9.        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OBLIGATIONS HEREUNDER.

10.      Cumulative Rights. Each right, remedy and power hereby granted to Beneficiary or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

11.      Severability. If any provision of this Guaranty is to any extent determined by final decision of a court of competent jurisdiction to be unenforceable, the remainder of this Guaranty shall not be affected thereby, and each provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

12.      Entire Agreement; Amendments; Headings. This Guaranty constitutes the sole and entire agreement of Guarantor and Beneficiary with respect to the subject matter hereof and supersedes all previous agreements or understandings, oral or written, with respect to such subject matter. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against which the waiver is to be effective. Section headings are for convenience of reference only and shall not define, modify, expand or limit any of the terms of this Guaranty.

13.      Counterparts. This Guaranty may be executed and delivered by the Parties by electronic format (including portable document format (.pdf)) in any number of counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, Guarantor, through its duly authorized officer, has duly executed this Guaranty as of the date first above written.

BROADWIND, INC.

By: /s/ Eric B. Blashford Name: Eric B. Blashford Title: President

Acknowledged, accepted and agreed:

MARKETAXESS HOLDINGS, INC.

By:/s/Ilene Fiszel Bieler
Name: Ilene Fiszel Bieler
Title: Chief Financial Officer

[Signature Page to Guaranty]